Exhibit 99.15

Johnson & Johnson Reports 2013 Fourth-Quarter and Full-Year Results:

2013 Fourth-Quarter Sales of $18.4 Billion increased 4.5%; EPS was $1.23
2013 Full-Year Sales of $71.3 Billion increased 6.1%; Full-Year EPS was $4.81
Excluding Special Items, 2013 Fourth-Quarter EPS was $1.24, an increase of 4.2%*
And 2013 Full-Year EPS was $5.52, an increase of 8.2%*

New Brunswick, NJ (January 21, 2014) - Johnson & Johnson today announced sales of $18.4 billion for the fourth quarter of 2013, an increase of 4.5% as compared to the fourth quarter of 2012. Operational results increased 6.3% and the negative impact of currency was 1.8%. Domestic sales increased 7.4%, while international sales increased 2.4%, reflecting operational growth of 5.6% and a negative currency impact of 3.2%. Worldwide sales for the full-year 2013 were $71.3 billion, an increase of 6.1% versus 2012. Operational sales increased 7.7% and the negative impact of currency was 1.6%. Domestic sales increased 7.0%, while international sales increased 5.4%, reflecting operational growth of 8.2% and a negative currency impact of 2.8%. Sales for the full year included the acquisition of Synthes, Inc. which was completed in June 2012. Excluding this impact, net of the divestiture of the DePuy trauma business, worldwide operational sales growth was 5.2%.
Net earnings** and diluted earnings per share for the fourth quarter of 2013 were $3.5 billion and $1.23, respectively. Fourth-quarter 2013 net earnings included after-tax special items of $42 million, primarily related to an increase in the litigation accrual, an in-process research and development charge, integration and transaction costs related to the acquisition of Synthes, Inc., and program costs associated with the DePuy ASR™ Hip, offset by a tax benefit associated with Scios, Inc. Fourth-quarter 2012 net earnings reflect after-tax special items of $0.8 billion as detailed in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the quarter were $3.6 billion and diluted earnings per share were $1.24, representing increases of 5.5% and 4.2%, respectively, as compared to the same period in 2012.*
Net earnings** and diluted earnings per share for the full-year 2013 were $13.8 billion and $4.81, respectively. Full-year net earnings reflect after-tax special items of $2.0 billion in 2013 and $3.5 billion in 2012 as detailed in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items in both periods, net earnings for the full-year of 2013 were $15.9 billion and diluted earnings per share were $5.52, representing increases of 10.7% and 8.2%, respectively, as compared with the full year of 2012.*
“Johnson & Johnson delivered strong results in 2013 led by the outstanding performance in our Pharmaceutical business, the strength of key brands in our US OTC and other Consumer businesses and continued progress in integrating Synthes into our Medical Devices and Diagnostics business.  We also advanced our longer term growth drivers, bringing innovative solutions to the global healthcare market and executing with excellence”, said Alex Gorsky, Chairman and Chief Executive Officer.  “I am proud of our exceptional Johnson & Johnson colleagues for their commitment to leading with purpose and advancing health and well-being for patients and consumers around the world.”

The Company announced earnings guidance for full-year 2014 of $5.75 to $5.85 per share, which excludes the impact of special items.
Worldwide Consumer sales of $14.7 billion for the full-year 2013 represented an increase of 1.7% versus the prior year, consisting of an operational increase of 2.8% and a negative impact from currency of 1.1%. Domestic sales increased 2.3%; international sales increased 1.4%, which reflected an operational increase of 3.1% and a negative currency impact of 1.7%.
Positive contributors to operational results were U.S. sales of TYLENOL® and MOTRIN® analgesics; upper respiratory over-the-counter products; international sales of baby care products; sales of NEUTROGENA® and AVEENO® skin care products; and international sales of LISTERINE® oral care products.
Worldwide Pharmaceutical sales of $28.1 billion for the full-year 2013 represented an increase of 10.9% versus the prior year with an operational increase of 12.0% and a negative impact from currency of 1.1%. Domestic sales increased 12.3%; international sales increased 9.6%, which reflected an operational increase of 11.8% and a negative currency impact of 2.2%.
Primary contributors to operational sales growth were REMICADE® (infliximab) and SIMPONI® (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and active psoriatic arthritis; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults; PREZISTA® (darunavir), a treatment for HIV; DOXIL® (doxorubicin HCl liposome injection)/CAELYX® (pegylated liposomal doxorubicin hydrochloride), a medication to treat recurrent ovarian and other cancers; VELCADE® (bortezomib), a treatment for multiple myeloma; and sales of new products.
The strong sales results of new products included ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; XARELTO® (rivaroxaban), an oral anticoagulant; the combined sales of COMPLERA®/EVIPLERA® (emtricitabine /rilpivirine/tenofovir disoproxil fumarate) and EDURANT® (rilpivirine) for the treatment of HIV and INVOKANA® (canagliflozin) for the treatment of adults with type 2 diabetes.
Sales results were negatively impacted by loss of exclusivity for ACIPHEX®/ PARIET® (rabeprazole), a proton pump inhibitor for gastrointestinal disorders and CONCERTA® (methylphenidate HCI) for the treatment of attention deficit hyperactivity disorder.
During the quarter, the U.S. Food and Drug Administration (FDA) granted approval of OLYSIO™ (simeprevir) for combination treatment of chronic hepatitis C. The FDA also approved IMBRUVICA™ (ibrutinib) to treat mantle cell lymphoma for patients who received at least one prior treatment. The European Commission approved INVOKANA® (canagliflozin) for the treatment of adults with type 2 diabetes. In addition, SIRTURO® (bedaquiline) received a positive opinion from the European Committee for Medicinal Products for use as part of combination therapy to treat adults with pulmonary multi-drug resistant tuberculosis.

A Marketing Authorization Application was submitted to the European Medicines Agency (EMA) for ibrutinib for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma or relapsed or refractory mantle cell lymphoma. Also filed with the EMA, was a once-daily single tablet fixed-dose antiretroviral combination product containing darunavir, a protease inhibitor developed by Janssen-Cilag International NV marketed as PREZISTA®, with cobicistat, a pharmacokinetic boosting agent, developed by Gilead Sciences, Inc. for use in combination with other HIV medicines.
Worldwide Medical Devices and Diagnostics (MD&D) sales of $28.5 billion for the full-year 2013 represented an increase of 3.9% versus the prior year with an operational increase of 6.1% and a negative impact from currency of 2.2%. Domestic sales increased 3.5%. International sales increased 4.2%, which reflected an operational increase of 8.3% and a negative currency impact of 4.1%. Sales included the impact of the acquisition of Synthes, Inc., net of the divestiture of the DePuy trauma business. Excluding this impact, worldwide MD&D operational sales growth was 0.1%.
Primary contributors to operational growth were sales from the acquisition of Synthes, Inc. and joint reconstruction products in the Orthopaedics business; Biosense Webster’s electrophysiology products in the Cardiovascular Care business; the Vision Care business; as well as biosurgicals and international sales of energy products in the Specialty Surgery business.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Net earnings** and diluted earnings per share, excluding special items, are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company’s website at www.investor.jnj.com.
** Net earnings and diluted earnings per share attributable to Johnson & Johnson.

Johnson & Johnson will conduct a meeting with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliation of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development can be found on the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS
(This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.   Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)